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                                  EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Financial Security Assurance Inc.

         We consent to the incorporation by reference in the Prospectus Supplement of Bear Stearns Asset Backed Securities, Inc. relating to the American Residential Eagle Bond Trust 1999-1 of our report dated January 26, 1999 on our audits of the consolidated financial statements of Financial Security Assurance Inc. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998. We also consent to the reference to our Firm under the caption "Experts".


                                    /s/ PricewaterhouseCoopers LLP

New York, New York
April 6, 1999